Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse® The Capital Grille® Bahama Breeze® Seasons 52® www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Rich Jeffers	(407) 902-5673

FOR RELEASE

February 16, 2010

8:30 AM ET

DARDEN RESTAURANTS ANNOUNCES EXPECTED

THIRD QUARTER DILUTED NET EARNINGS PER SHARE

AND HIGHER FISCAL YEAR 2010 EARNINGS OUTLOOK

ORLANDO, FL, Feb. 16 – Darden Restaurants, Inc. (NYSE: DRI) today reported that it expects that diluted net earnings per share from continuing operations for its fiscal third quarter ending February 28, 2010, will be approximately $0.91 to $0.93. The Company stated that it estimates Red Lobster, Olive Garden and LongHorn Steakhouse’s blended U.S. same-restaurant sales for the third quarter to be approximately -0.5% to +0.5% compared to the prior year period. Fiscal third quarter U.S. same-restaurant sales are estimated to be approximately +1.0% to +1.5% at Olive Garden, -1.0% to -1.5% at Red Lobster, +0.5% to +1.0% at LongHorn Steakhouse and -2.5% to -3.0% at The Capital Grille. These results include the impact of a shift in the Thanksgiving holiday week, which moved to the fiscal second quarter this year from the fiscal third quarter last year. This holiday shift should positively affect the Company’s blended same-restaurant sales results by approximately 80 basis points in the fiscal third quarter. The Company expects to release its fiscal 2010 third quarter earnings on Tuesday, March 23, 2010, after the market close.

Darden also announced that it expects reported diluted net earnings per share growth from continuing operations of +5.0% to +8.0% in fiscal 2010 compared to reported diluted net earnings per share from continuing operations in fiscal 2009, which were $2.65. Current earnings growth expectations for fiscal year 2010 are higher than the flat to +4.0% diluted net earnings per share growth expectation the Company provided in December in connection with the release of its fiscal second quarter results.

“The signs of sales and traffic improvement we began to see late in the second quarter and discussed during our December conference call with investors continued into January and February,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “As a result, we are revising upward our outlook for same-restaurant sales and earnings per share for the fiscal year. We recognize, of course, that conditions continue to be far from normal. Still, we believe our brands are well positioned and our teams are delivering more than ever on our promises to our guests. Great brands and great people explain the tremendous loyalty we’ve enjoyed so far this fiscal year and are why we’re confident going forward.”

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The Company indicated that its outlook for diluted net earnings per share from continuing operations for fiscal 2010 is based on its expectation that combined U.S. same-restaurant sales for the fiscal year for Red Lobster, Olive Garden and LongHorn Steakhouse will be approximately -3%, as well as its expectation that it will achieve new restaurant growth for the year of approximately 50 to 55 net new restaurants.

The Company will hold an analyst and investor meeting on Wednesday, February 17, 2010, in New York City starting at 8:30 am ET and concluding at Noon. This meeting will be broadcast live over the Internet. The Company will discuss its current business strategy and future expectations. The subjects to be covered may also include additional forward-looking information, such as the outlook for the current month, quarter or year, and the Company’s previously announced earnings guidance. Participants at the meeting may pose questions to management and in response, the Company may disclose additional material information. To listen to the meeting live, please go to the following website at least fifteen minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the meeting.

What:	Darden Restaurants, Inc. Analyst and Investor Day
When:	8:30 am ET, Wednesday, February 17, 2010
Where:	http://www.videonewswire.com/event.asp?id=63990
How:	Live over the Internet - Simply log on to the web at the address above

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.2 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the third quarter and fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, health concerns, including virus outbreaks and food safety, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to achieve the full anticipated benefits of the RARE acquisition, possible impairment in the carrying value of our goodwill, or other intangible assets, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, volatility in the market value of our derivatives and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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